Exhibit 99.1

Arch Therapeutics Appoints Healthcare Industry Executive Punit Dhillon to Board of Directors

Medical device and biopharma drug development, M&A experience enhance Arch

FRAMINGHAM, MA – July 20, 2018 – Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), developer of the AC5 Surgical Hemostatic Device™ (“AC5™”), today announced the appointment of Punit Dhillon, former President & CEO of OncoSec Medical, Inc. (NASDAQ: ONCS), to its Board of Directors (the “Board”) as an independent member effective as of July 19, 2018. Mr. Dhillon brings over 15 years of global industry experience to Arch’s Board with a wealth of knowledge and experience operationally in medical devices, advancing programs from scientific research through clinical development, regulatory approval, and into healthcare systems globally. Mr. Dhillon is experienced and skilled in capital markets and in establishing strategic partnerships, including early and late stage deals with Merck and Pfizer.

Mr. Dhillon co-founded OncoSec, a biotechnology company pioneering new technologies to stimulate the body’s immune system to target and attack cancer. Prior to that, Mr. Dhillon served as Vice President of Finance and Operations at Inovio Pharmaceuticals, Inc. (formerly Inovio Biomedical Corporation), a DNA vaccine development company, from September 2003 until March 2011. Mr. Dhillon is also currently a director for Emerald Health Sciences, Inc. and Audit Committee Chair of Emerald Health Therapeutics, Inc. (TSXV: EMH) and Nemus Bioscience, Inc. (OTCQB: NMUS).

Mr. Dhillon said, “Having led or supported numerous companies in the healthcare industry in North America and Europe, I understand the importance of technological innovation to advancing the state of care across a range of therapeutic areas. I am convinced that the technology being developed by Arch holds the potential to improve an impressive array of surgical procedures and fulfill many poorly met needs. I look forward to working with the Board as Arch continues its development path through clinical studies with the goal of commercializing its products.”

Dr. Terrence Norchi, added, “Punit Dhillon brings a tremendous amount of industry experience to Arch, and we intend to draw heavily on his insights and professional talents. His executive leadership with public companies contributes to his exceptional qualifications. Punit will provide valuable advice and support as we contemplate potential commercial partnership opportunities.”

Mr. Dhillon will be filling the position formerly held by Avtar Dhillon, MD (“Dr. Dhillon”), the Chairman of Arch’s Board. Dr. Dhillon submitted his resignation from the Board on July 17, 2018, which became effective on July 19, 2018, but will continue to serve as an advisor to the Company. Dr. Norchi will succeed Dr. Dhillon as the Chairman of the Board in addition to his role as President & CEO. “Dr. Dhillon has been and continues to be a committed resource and advisor to me and to the Company,” said Terrence W. Norchi, MD, President, CEO and Chairman of Arch Therapeutics, Inc. “I am thankful and appreciative of the leadership and counsel of Avtar and look forward to his continuing support as we move our technology and products forward. I know that he will remain as accessible and helpful as always. We look forward to continuing work with the Board, our advisors and the rest of our team in the drive to building value.”

Mr. Dhillon is the nephew of Dr. Dhillon, and is also a member of the board of directors of OncoSec Medical Inc. and Emerald Health Sciences, Inc, both of which are companies for which Dr. Dhillon is the chairman of the board.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch’s development stage product candidates include the AC5™ Topical Gel and the AC5™ Surgical Hemostatic Device.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com